Exhibit 10.14

LONG TERM EMPLOYMENT CONTRACT

Between:

1.

Spire Global Luxembourg Sàrl, established and having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, duly represented by Mr. Peter Platzer, Sole Manager, hereinafter referred to as the “Company”;

and

2.	Theresa Condor Platzer, residing at , hereinafter referred to as the “Employee”;

It has been agreed as follows:

Preamble:

(i.)	This employment contract (the “Agreement”) sets out the terms and conditions of the Employee’s employment with the Company (the “Appointment”).

(ii.)	The Company shall employ the Employee, and the Employee shall serve the Company on the terms, and subject to the conditions, of this Agreement.

1.	JOB TITLE AND DUTIES

1.1

The Employee is employed to act as “Executive Vice President – Business Development”. In this position, he/she will have to report to Peter Platzer or any other designated person. His/her duties will notably include, but will not be limited to the performance of the following tasks:

•	Manage all aspects of the sales business of the Company;

•	Manage all employees in the sales and marketing functions of the Company;

•	Develop new partnerships and business opportunities for the Company;

•	Manage the Company’s customer relationships;

•	Attend conferences, client meetings and other events both within and outside of Luxembourg; and

•	Set bonus criteria, quotas and other performance metrics for the sales employees of the Company.

1.2

The Employee’s normal duties are those reasonably consistent with the above mentioned functions. The Company may from time to time also require the Employee to perform other duties in addition to or instead of his/her duties according to its assessment or its operational need, provided that such duties are commensurate with his/her experience and/or education.

1.3

The Company may at any time vary the capacity in which the Employee is employed, his/her job title and/or the nature and scope of his/her duties provided that such variation does not result in any material or significant loss of status or authority.

1.4

The Employee shall not undertake any work for anyone else while he/she is employed by the Company nor shall he/she be employed, engaged, concerned or interested (whether directly or indirectly) in any trade, business, undertaking or occupation other than that of the Company or its parents, subsidiaries or affiliates (collectively, the “Group Companies”). In addition, the Employee shall notify the Company of any voluntary or unpaid work that may affect the Employee’s performance of his/her functions in accordance with this Agreement.

1.5

The Employee warrants that he/she is entitled to work in the territory of the Grand Duchy of Luxembourg undertaking the type of work for which he/she is employed by the Company without any additional approvals, has provided the Company with written evidence of such entitlement and will notify the Company immediately if he/she ceases to be so entitled during the Appointment.

1.6	The Employee accepts that he/she qualifies as an executive (“cadre supérieur”) pursuant to articles L. 162-8 (3) and 211-27 (5) of the Labour Code.

2.	DURATION

2.1

Notwithstanding the provisions of clauses 1.5, 2.2, 2.3, 8 and 14 of this Agreement, this Agreement is made for an unlimited period of time and the Employee’s employment with the Company shall commence, or shall be deemed to have commenced on, and these terms and conditions shall have effect from the January 1, 2018 (the “Commencement Date”).

2.2	This Agreement is concluded with a trial period of six (6) months. The trial period will begin on the Commencement Date.

2.3	The employment on trial may be terminated at any time by either of the two parties with a prior written notice of termination of one (1) month sent by registered mail to the other party.

3.	LOCATION OF WORK

3.1	The Employee’s normal place of work will be at the registered office or such other place which the Company may reasonably require for the proper performance and exercise of his/her duties.

3.2

The Employee agrees to travel for the Company’s business (both within the territory of the Grand Duchy of Luxembourg and abroad) as may be required for the proper performance and exercise of his/her duties.

3.3	The Employee expressly agrees that, in the performance of his/her services, the place of work may be modified, temporarily or not, at the Company’s sole discretion.

4.	HOURS OF WORK

4.1	In principle, the regular working time is 40 (forty) hours per week and 8 (eight) hours per day. The working schedule is Monday to Friday from 9 am to 6 pm with one hour for lunch.

4.2

The Parties agree however that working-time may be subject to flexitime arrangements (“horaire mobile”) in line with the relevant provisions of the Luxembourg Labour Code and that working hours may hence be subject to variations triggered by business requirements. Flexitime arrangements, if any, will be subject to a separate and dedicated policy as may be applicable within the Company from time to time.

4.3

The Employee, being a “cadre supérieur”, is expected to adopt a flexible approach to working hours. The Employee may be required to work overtime in addition to his/her normal hours of work on reasonable notice or whenever necessary for the proper performance of his/her duties or to meet the needs of the business. The Employee acknowledges that he/she will not receive any additional payment for hours worked in excess of his/her normal hours of work.

5.	PAY

5.1	The Employee’s gross annual salary in respect of his/her service under this Agreement shall be EUR 144,000 - (index applicable at Commencement Date) subject to all legal and statutory deductions.

5.2

The Employee’s annual salary shall be payable monthly in 12 (twelve) equal instalments at the end of each calendar month, after deduction of all duties, taxes and social security contributions as required by law.

5.3

You will be eligible to earn up to EUR 86,000 (the “Target Bonus Opportunity”) if you achieve (at 100% performance) all performance targets, objectives and/or quotas under the Company’s Business Development Bonus Plan, as in effect from time to time with respect to your position. If you exceed or fall short of 100% performance against such performance targets, objectives and/or quotas, you may be eligible to receive an amount that is greater than or less than, respectively, such Target Bonus Opportunity, in each case as provided for under the applicable Business Development Bonus Plan. You will be required to accept and execute the Business Development Bonus Plan prior to being eligible to receive any bonuses thereunder. The Company reserves the right to end or amend any aspect of any Business Development Bonus Plan at any time at its sole discretion without replacement or compensation.

Bonus payments, if any, will be made subject to the deduction of social and tax contributions as required by applicable law.

5.4

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the proper performance of his/her duties during the course of his/her Appointment and in accordance with the Company’s policies on expenses as communicated to the Employee from time to time, subject to the production of receipts or other appropriate evidence of payment.

5.5

Any procurement card supplied to the Employee by the Company shall be used only for expenses properly and necessarily incurred by the Employee in the proper performance of his/her duties during the course of his/her Appointment and in accordance with the Company’s policies on expenses as communicated to the Employee from time to time.

5.6

The Employee shall not be entitled to additional payments under this Agreement. The Employee shall most notably not be entitled to extra compensation for overtime work, for work performed on Sundays or on a legal holiday.

5.7

All payments to be made to the Employee arising out of or in connection with his/her Appointment shall be paid subject to the deduction of tax and social security contributions as required by applicable law.

6.	INCAPACITY FOR WORK

6.1	In case of incapacity for work, the Employee shall inform the Company on the first day of absence of his/her disablement having caused the absence from work.

6.2

On the third day of absence, at the latest, the Employee is compelled to have provided the Company with a medical certificate certifying his/her incapacity for work and its probable duration to the Company.

6.3	The provisions of article L. 121-6 of the Labour Code shall apply.

6.4	The Company may at any time request the Employee to visit a medical practitioner, chosen at the Company’s expenses and discretion.

7.	HOLIDAYS

7.1	The Employee shall be entitled to an annual paid holiday of 25 (twenty-five) days for each calendar year, to be taken at a time convenient to the Company.

7.2

In the years of commencement and termination of employment the Employee’s holiday entitlement will be calculated on a pro rata basis. Where on termination of the Employee’s employment, the Employee has taken more holiday than his/her annual holiday entitlement (to be calculated on a pro rata basis) the Employee will compensate the Company for each day of holiday he/she has taken in excess of his/her annual holiday entitlement.

8.	TERMINATION OF EMPLOYMENT

8.1	Any party who wishes to terminate this Agreement has to notify the termination to the other party by registered mail or by signing for acknowledgment of receipt a copy of the notice of termination.

8.2	The termination with notice of this Agreement is subject to the compliance with the provisions of articles L. 124-1 et seq. of the Labour Code.

8.3	The termination without notice of this Agreement is subject to the compliance with the provisions of article L. 124-10 of the Labour Code.

8.4	The Employee’s employment will terminate automatically and without the need for further notice when he/she reaches the legal retirement age which is currently 65 (sixty-five) years.

9.	CONSEQUENCES OF TERMINATION

9.1

Upon termination of the Employee’s Appointment for whatever reason, or at any time on demand, the Employee shall deliver forthwith to the Company all books, documents, papers (including photocopies) in each case in whatever format they may exist, materials, credit cards, company car, car keys, computer disks and software and any other property belonging to the Company or any Group Company which may then be in the Employee’s possession or under his/her power or control including, without limitation, any papers belonging to others which may be in his/her possession or under his/her power or control and relate in any way to the business or affairs of the Company or any Group Company or any supplier, agent, distributor, customer or client of the Company or any Group Company, and the Employee shall not without written consent of the Company retain any copies thereof.

10.	CONFIDENTIAL INFORMATION

10.1

The Employee shall not (except as authorised or required by his/her employment hereunder) during the continuance of his/her Appointment or after the termination, during a period of 25 (twenty-five) years, use (other than in the proper performance of his/her duties and for the purposes of the Company or any Group Company) or disclose to any person, firm, company or other organisation whatsoever any information relating to the organisation, business or finances of the Company or any Group Company or any of its customers, agents or suppliers or any of its trade secrets or confidential details of any dealings, transactions or affairs of which the Employee is in possession and shall keep with inviolable secrecy all matters entrusted to him/her, and the Employee shall use his/her best endeavours to prevent the disclosure or use of any such information in any manner which may injure or cause loss whether directly or indirectly to the Company or any Group Company or any of its or their officers, directors, employees, customers, agents or suppliers.

10.2

Any notes, memoranda or copies made by the Employee during his/her Appointment or at any time thereafter relating to any matter within the scope of the business of the Company or any Group Company or concerning any of its dealings, transactions or affairs shall be and remain the property of the Company or any Group Company, and the Employee will not either during his/her

Appointment or at any time thereafter use or permit to be used any such notes, memoranda or copies otherwise than for the benefit of the Company or any Group Company.

10.3

The Employee will not make any public statement or any statement to a person employed or associated with the media concerning the Company, any Group Company or any of its or their officers, directors or employees, customers, agents or suppliers or their activities without first obtaining the written permission of the Company.

11.	EMAIL & INTERNET USAGE

11.1	The Employee acknowledges that access to the Company’s computer, email, internet, telephone and other information technology systems (collectively “IT Systems”) is provided for business purposes only.

11.2

The Company does not allow its IT Systems to be used to create, send, receive, or store any data that can reasonably be considered illegal, inappropriate, offensive, defamatory, obscene, harassing, or which infringes the rights of a third party.

11.3

The Company reserves the right to access, inspect, review, copy, and delete any of the information, data, or messages accessed through its IT Systems with or without notice to the Employee in order to protect the Company’s interests. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all voicemails, and all file transfers into and out of the Company’s IT Systems. In addition, the Company may review IT Systems activity and analyze usage patterns. Accordingly, the Employee does not have any expectation of privacy as to his/her IT Systems usage and should not use these systems for information the Employee wishes to keep private.

11.4

Use of IT Systems in a manner that breaches the provisions of this Clause 11 or other policies related to IT Systems published by the Company from time to time is a serious breach of discipline and may result in disciplinary action against the Employee including dismissal without notice or payment in lieu of notice.

12.	NON-COMPETITION

12.1

The Employee undertakes not to enter within the territory of the Grand Duchy of Luxembourg in his/her own name and on his/her own behalf in any business that is in direct or indirect competition with the Company’s or any Group Company’s businesses for a period of 12 (twelve) months following the termination of this Agreement.

12.2

The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavour to solicit or induce any person who, on the date of termination of this Agreement, is employed by the Company or any Group Company to cease working for or providing services to the Company or any Group Company.

12.3

The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavour to solicit or induce any consultant, supplier, or service provider to cease to deal with the Company or any Group Company and shall not interfere in any way with any relationship between a consultant, a supplier, or a service provider and the Company or any Group Company.

12.4

The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavour to solicit or induce any customer, client or other party receiving goods or services from the Company or any Group Company on the date of termination of this Agreement to cease to deal with the Company or any Group Company and shall not interfere in any way with any relationship between any such customer, client or other party and the Company or any Group Company.

12.5

The undertakings set out in sub-paragraphs 12.2, 12.3 and 12.4 are applicable during the term of this Agreement and shall survive during a period of 5 (five) years from the termination of this Agreement.

12.5

Employee agrees that he/she will never make any negative or disparaging statements (orally or in writing) about the Company, any Group Company or its or their respective stockholders, directors, officers, employees, products, services or business practices.

12.6

The Employee agrees that in the event of his/her receiving from any person an offer of employment or other engagement (whether oral or written and whether accepted or not) either during the continuance of the Appointment or during the continuance in force of all or any of the restrictions set out in this clause, he/she shall notify the Company and make the substance of the restrictions contained in this clause and clause 10 (Confidential Information) known to the person making such offer.

13.	INTELLECTUAL PROPERTY

13.1

The Employee acknowledges and agrees that, to the fullest extent authorised by law, all intellectual property rights which are directly or indirectly related to the Company’s activities and which concern works created by the Employee in the course of his/her employment by the Company, upon instruction of the Company or simply by using techniques, means, resources and/or data belonging to the Company, shall be exclusively assigned to the Company, without the Employee having the right to claim any additional remuneration other than that provided for under clause 5 (Pay) of this Agreement.

13.2

Such intellectual property rights shall in particular include, but are not limited to, all present and future author’s rights, moral rights, rights on data bases, design rights or patent rights for the full term thereof, throughout the world.

13.3

The assignment of rights to the Company will in particular, but not only include the right to sell, licence, reproduce, communicate, translate, adapt, modify and in a general way put on the market either for free or against remuneration.

13.4

Employee irrevocably appoints the Company to be his/her attorney in fact and on his/her behalf to execute documents, use his/her name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause 13. A certificate in writing, signed by any officer of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

14.	CONDITION PRECEDENTS

14.1	This Agreement is contingent upon the satisfactory completion of a medical examination as required by Luxembourg law. The costs of the medical examination will be borne by the Company.

14.2

This Agreement is subject to the condition precedent that (i) the Employee has previously obtained all necessary administrative authorisation and has complied with all applicable legal requirement as regards immigration and work on the territory of Luxembourg and (ii) that the Company has received references of employment from the Employee relating to past positions held by the Employee and has received responses from such references acceptable to the Company in its sole discretion.

14.3

The Employee confirms that he/she has not been convicted for criminal offences, except for traffic offences and hence accepts to provide the Company with a criminal register extract prior to the Commencement Date to evidence this assertion. The Employee further acknowledges that, due to his/her strategic position with the Company, a clean criminal register is an essential and determining element for the Company in view of this Agreement.

15.	DATA PROTECTION

15.1 By signing this Agreement, and in accordance with the provisions of the data protection law applicable to the Grand-Duchy of Luxembourg and the Regulation No. 2016/679 of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“Data Protection Law”), the Employee is informed that the Company, acting as data controller, collects, stores and processes, by electronic or other means, personal data concerning the Employee. The personal data processed includes in particular the name, date and place of birth, residence address, civil status, right to work status, gender, education, nationality, medical information related to sick leave, disability or other work related medical conditions, tax and personal identification numbers, passport numbers, phone numbers, email addresses, IP addresses, and salary of the Employee and similar information of the Employee’s spouse, domestic partner, dependents and beneficiaries (collectively, “Personal Data”). The Employee:

15.1.1

is informed that his/her Personal Data is processed in order to ensure the performance and administration of this Agreement, the enforcement of this Agreement or the other policies of the Company, the performance and administration of pay and benefits provided to the Employee as part of his/her Appointment, and/or in order for the Company to comply with its legal obligations;

15.1.2	is informed that under certain conditions set out under the Data Protection Law, he/she has a right to:

- access his/her Personal Data;

- request the Company to rectify his/her Personal Data, in particular in cases where such data is incomplete or inaccurate;

- object to the processing of his/her Personal Data;

- ask for erasure of his/her Personal Data.

For the purposes of exercising such rights, the Employee is to contact the human resources department of the Company in writing;

15.1.3	is informed that he/she has a right to lodge a complaint with the National Commission for Data Protection (“CNPD”);

15.1.4

is informed that the Company may make such Personal Data available to certain data processors working on the Company’s behalf, including (i) to any Group Company for the purposes of human resources management, and to those payroll administrators, human resources administration providers, benefits administrators, accounting firms, tax preparation firms, law firms, stock option administrators and insurers engaged by any Group Company to fulfil the purposes set forth in clause 15.1.1, (ii) to regulatory and tax authorities as may be required by law, and (iii) to potential purchasers of the Company or any Group Company’s business in which the Employee works;

15.1.5

is informed that certain of the parties referenced in clause 15.1.4 may be outside the European Economic Area and in a country that does not maintain the same or even adequate data protection standards. In such a case, the Company will take all the measures required by the Data Protection Law prior to the transfer of Personal Data to such countries; and

15.1.6	is informed that the Company will not retain his/her Personal Data for longer than required for the purposes of its processing, subject to the legal limitation periods;

15.1.7

expressly consents (i) to the Company, who is the data controller, processing his/her personal data in accordance with the law for the purposes referenced in clause 15.1.1 above, (ii) to the onward transfer of his/her personal data as specified in clause 15.1.4 and 15.1.5, and (iii) to the processing of his/her personal data by data processors referenced in clause 15.1.4 for the purposes referenced in clause 15.1.1 above.

15.2	When handling information concerning the Company’s employees and clients, the Employee agrees to comply with the Data Protection Law.

16.	MISCELLANEOUS

16.1

The Employee represents to the Company that there are no obligations or restrictions that would keep him/her from joining the Company and performing the services contemplated by this Agreement and that he/she possesses all licenses, permits and/or approvals from the applicable regulatory authorities necessary or required for him/her to perform such services.

16.2	The Employee undertakes to inform the Company about any changes of his/her home address/domicile within 5 (five) days as of the effectiveness of such change.

16.3

This Agreement may not be modified or amended unless in writing signed by the undersigned Parties or pursuant to the applicable legal provisions. Any notice required by this Agreement shall be made in writing to the Company or to any other person as indicated from time to time, or to the Employee at his/her home address most recently on file with the Company.

17.	LAW AND JURISDICTION

17.1

This Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall be governed by, and shall be construed in accordance with the laws of Luxembourg, especially the Labour Code, and the parties give exclusive jurisdiction to the Luxembourg Courts.

This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. If a party signs the signature page and faxes (or scans and emails) the signature page to the other party or signs this Agreement by electronic signature, then such signature page shall be deemed an original signature page to this Agreement and shall constitute the execution and delivery of this Agreement by the sending party.

The Company	The Employee

/s/ Peter Platzer	/s/ Theresa Condor